    As filed with the Securities and Exchange Commission on March 21, 1996


                                                   REGISTRATION NO. 333-01415

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                               AMENDMENT NO. 2

                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                          CHEMICAL BANKING CORPORATION
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                 13-2624428
 (State or other jurisdiction of         (I.R.S. Employer Identification Number)
  incorporation or organization)

            270 Park Avenue, New York, New York 10017 (212) 270-6000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           ---------------------------

                            William H. McDavid, Esq.
                          Chemical Banking Corporation
            270 Park Avenue, New York, New York 10017 (212) 270-7122
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

          Peter J. Tobin                                 Jeremiah Thomas, Esq.
   Chemical Banking Corporation                       Simpson Thacher & Bartlett
         270 Park Avenue                                 425 Lexington Avenue
     New York, New York 10017                          New York, New York 10017

                           ---------------------------
  Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
                           ---------------------------

If the only securities being securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 Subject to Completion, dated March 21, 1996


                                2,233,157 SHARES

                          CHEMICAL BANKING CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $1.00 PER SHARE)

                               -------------------

      This Prospectus is applicable to the 2,233,157 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Chemical Banking Corporation (the "Company") that may be issued upon exercise of the Common Stock Subscription Warrants (the "Warrants") originally issued by The Chase Manhattan Corporation ("Chase") on June 22, 1993 pursuant to the settlement of a class action lawsuit (the "Class Action") entitled In re Chase Manhattan Securities Litigation, filed in the United States District Court, Southern District of New York, Master File No. 90 Civ. 6092 (LJF) (Consolidated Cases). Pursuant to an Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), between the Company and Chase, Chase and the Company have agreed that Chase will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation in the Merger under the name "The Chase Manhattan Corporation." Pursuant to the terms of the agreement pursuant to which the Warrants were issued, upon the effectiveness of the Merger, each Warrant, which prior to the Merger is exercisable for one share of common stock of Chase for an exercise price of $34.6125 per share, subject to certain adjustments, will become exercisable for 1.04 shares of Common Stock at an exercise price for each Warrant of $34.6125 (or $33.28125 per share of Common Stock), subject to certain adjustments. The Warrants are exercisable at any time on or prior to June 30, 1996. See "DESCRIPTION OF WARRANTS AND PLAN OF DISTRIBUTION."

      Assuming the Warrants are exercised in full after the effective date of the Merger, the Company will receive aggregate proceeds in the amount of $74,322,256 before deducting estimated expenses of $105,629. See "USE OF PROCEEDS." The Company will pay all expenses with respect to this offering.

      The Common Stock is listed on the New York Stock Exchange.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference.

                 The date of this Prospectus is __________, 1996

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of the Company's securities are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. As permitted by the Securities Act of 1933, as amended (the "Act"), this Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with respect to the Common Stock offered hereby (the "Registration Statement"), to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:


         (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.


         (ii) The description of the Common Stock and the purchase rights for units of Junior Participating Preferred Stock set forth in the Company's Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such descriptions.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby incorporates by reference the following financial statements of Chase:

         (i) The audited consolidated statements of condition of Chase and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1994 (incorporated by reference to pages 51 through 77 of Chase's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 1-5945)).

         (ii) The unaudited consolidated statement of condition of Chase as of September 30, 1995 and the unaudited consolidated statements of income, cash flows and changes in stockholders' equity of Chase and subsidiaries for the nine-months ended September 30, 1995 and 1994 (incorporated by reference to pages 4 through 8 of Chase's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (File No. 1-5945)).

      Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits specifically incorporated by reference therein). Written requests should be directed to:

                          Chemical Banking Corporation
                                 270 Park Avenue
                            New York, New York 10017
                       Attention: Office of the Secretary

              Telephone requests may be directed to (212) 270-4040

                                   THE COMPANY

GENERAL

      The Company is a bank holding company organized under the laws of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended. The Company conducts domestic and international financial services businesses through various bank and non-bank subsidiaries. As of the date hereof, the principal bank subsidiaries of the Company are Chemical Bank, a New York banking corporation ("Chemical Bank"), and Texas Commerce Bank National Association, a subsidiary of Texas Commerce Equity Holdings, Inc., a bank holding company subsidiary of the Company ("Texas Commerce").

      At December 31, 1995, the Company had total assets of approximately $182.9 billion and stockholders' equity of approximately $11.9 billion. As of that date, the Company ranked as the fifth largest bank holding company in the United States in terms of total assets, and Chemical Bank ranked as the fourth largest bank in the United States in terms of deposits. At December 31, 1995, Chemical Bank had total assets of approximately $144.8 billion, total loans of approximately $67.1 billion and total deposits of approximately $84.5 billion. Texas Commerce is the second largest bank holding company in Texas in terms of total deposits and, as of December 31, 1995, had total assets of approximately $20.1 billion.

MERGER WITH THE CHASE MANHATTAN CORPORATION

      On August 28, 1995, the Company and Chase announced their definitive agreement to enter into the Merger. The Merger will be a stock-for-stock transaction that will create the largest bank in the United States. The Merger Agreement provides that each outstanding share of Chase common stock will be exchanged for 1.04 shares of the Common Stock on a tax-free basis and that all of Chase's series of preferred stock will be exchanged for similar preferred stock of the Company. The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. All required stockholder and regulatory approvals of the Merger have been obtained, and it is currently anticipated that the Merger will become effective on March 31, 1996. The new institution, which will adopt the Chase name, will have nearly $300 billion in assets and $20 billion in stockholders' equity.

                                 USE OF PROCEEDS

      Assuming the Warrants are exercised in full after the effective date of the Merger, the Company will receive aggregate proceeds in the amount of $74,322,256 before deducting estimated expenses of $105,629. Any proceeds to the Company from the sale of any shares of Common Stock upon exercise of the Warrants will be used by the Company for general corporate purposes, which may include the redemption of certain of the Company's outstanding preferred stock or other capital instruments, repayment of outstanding indebtedness of the Company or advances to or investments in banking and non-banking subsidiaries of the Company.

                DESCRIPTION OF WARRANTS AND PLAN OF DISTRIBUTION

GENERAL

      On June 17, 1992, Chase approved the settlement of the Class Action and agreed to issue and distribute the Warrants to a Claims Administrator, for further distribution to claimants and their counsel, pursuant to a Settlement Agreement executed by the parties as of July 23, 1992 and approved by the court. Pursuant to the Merger Agreement and the Warrant Agreement (as defined below), upon the effectiveness of the Merger, the Warrants, which prior to the Merger are exercisable for the common stock of Chase, will become exercisable for Common Stock of the Company.

      The shares of Common Stock offered hereby are being offered directly by the Company to the holders of the Warrants. The Company will reserve 2,233,157 shares of Common Stock for issuance upon exercise of the Warrants. See "DESCRIPTION OF CAPITAL STOCK."

      The Warrants were issued in fully registered, certificated form (the "Warrant Certificates") under the provisions of a Warrant Agreement dated as of July 24, 1992 (the "Warrant Agreement"), between Chase and Mellon Securities Trust Company, as warrant agent (the "Warrant Agent"). Pursuant to the terms of the Warrant Agreement and applicable Delaware law, upon effectiveness of the Merger, the Company, as the surviving corporation in the Merger, will succeed to all of the rights and obligations of Chase under the Warrant Agreement. The following summary description of the Warrants and Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

      As of February 29, 1996, there were 2,147,266 Warrants outstanding and unexercised, each of which was exercisable for one share of common stock of Chase at an exercise price of $34.6125. Upon effectiveness of the Merger, each Warrant shall entitle the registered holder thereof (the "Warrantholder") to purchase 1.04 shares of Common Stock at an aggregate exercise price of $34.6125 (or $33.28125 per share of Common Stock of the Company). The Warrants expire on June 30, 1996.

TRANSFER AND EXCHANGE

      Warrants may be presented for exchange or registration of transfer (with the form of assignment on the reverse thereof duly completed and executed) at the office or agency maintained by the Company for that purpose (initially the corporate trust office of the Warrant Agent, but subject to change by the Company). Upon the surrender of a Warrant Certificate for transfer, a new Warrant Certificate will be issued and delivered, in the name of the assignee and in the denomination or denominations (in a whole number of Warrants) specified in such form of assignment. If less than all of the Warrants evidenced by a Warrant Certificate are being transferred, a new Warrant Certificate will be issued to the transferor for the Warrants not being transferred. The Warrants are currently listed on the New York Stock Exchange as securities of Chase. Application has been made by the Company to continue to list the Warrants on the New York Stock Exchange after the effectiveness of the Merger as securities of the Company.

EXERCISE OF WARRANTS

      The Warrants can be exercised by surrendering to the office or agency maintained by the Company for that purpose (initially the corporate trust office of the Warrant Agent but subject to change by the Company) a Warrant Certificate with the form of election to purchase on the reverse thereof duly completed and signed by the Warrantholder or his or her duly authorized agent indicating the Warrantholder's election to exercise all or a portion (consisting of whole Warrants) of the Warrants evidenced by such Certificate accompanied by payment of the agreed exercise price of the Warrants to be exercised, which payment may be made in the form of cash or a certified or official bank check payable to the order of the Warrant Agent equal to the aggregate purchase price. The Warrant Agent will return a certificate evidencing the number of shares of Common Stock issued upon exercise of the Warrant, together with cash in lieu of fractional shares to the extent permitted as described below and, if less than all of the shares covered by the Warrant Certificate are being purchased, a new Warrant Certificate exercisable for the remaining shares covered by the Warrant Certificate.

ADJUSTMENT TO EXERCISE PRICE

      As a result of the Merger, in accordance with the Warrant Agreement, each Warrant will become exercisable for 1.04 shares of Common Stock for an exercise price per Warrant of $34.6125 (or $33.28125 per share of Common Stock). The Company will provide notice to each Warrantholder of the occurrence of such adjustment as a result of the Merger. The Warrant Agreement provides for further adjustments of the exercise price to account for payments by the Company of stock dividends, other distributions to all holders of its Common Stock of additional shares of its Common Stock, issuance of certain rights, options or warrants to all holders of its Common Stock, certain subdivisions or reclassifications of outstanding shares of its Common Stock, distributions to all holders of Common Stock of evidences of indebtedness or assets of the Company, and distributions to all holders of its Common Stock of other securities of the Company or rights or warrants to subscribe for such securities. The Warrants permit the Company to make additional reductions in the exercise price in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients of Warrants.

MODIFICATION AND WAIVER

      The Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement or the provisions of the Warrant Certificates without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained therein that may be defective or inconsistent with the other provisions therein, or to make any other provisions in regard to matters or questions arising thereunder that are not inconsistent with the provisions of the Warrant Certificates and do not adversely affect the interest of the Warrantholders.

FRACTIONAL INTERESTS

      No Warrant Certificate evidencing a fraction of a Warrant, fractions of shares of Common Stock on the exercise of the Warrants, or cash in lieu of fractional shares will be issued. Notwithstanding the foregoing, as a result of the Merger, each Warrant Certificate outstanding immediately prior to the Merger shall, upon effectiveness of the Merger and pursuant to the terms of the Warrant Agreement, automatically become exercisable for a number of whole shares of Common Stock equal to 1.04 times the number of shares of Common Stock into which the Warrants evidenced by such Warrant Certificate were exercisable immediately prior to the Merger, plus cash in lieu of any fractional shares of Common Stock issuable upon exercise of the Warrants evidenced by such Warrant Certificate.

NO RIGHTS AS STOCKHOLDERS

      The Warrantholders as such are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose until such Warrants have been duly exercised and payment of the purchase price has been made.

                          DESCRIPTION OF CAPITAL STOCK

      The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Charter"), including the certificates of designations pursuant to which each series of preferred stock, par value $1.00 per share, of the Company (the "Preferred Stock") outstanding as of the date of this Prospectus (the "Existing Preferred Stock"), and each series of Preferred Stock to be issued by the Company upon conversion of each outstanding series of preferred stock of Chase in the Merger (the "Merger Preferred Stock"), were or will be issued and the terms of the Rights Agreement described below under "Rights Plan". The Charter, such certificates of designation and the Rights Agreement are included as exhibits to the Registration Statement of which this Prospectus forms a part. On January 19, 1996, the Company's Board of Directors announced its decision to redeem all Rights (as defined below) issued pursuant to the Rights Agreement through the payment of a redemption price of $0.01 per share with respect to each Right outstanding as of the record date of April 4, 1996. Upon payment of the redemption price, no Rights will thereafter be deemed to be attached to the Common Stock then outstanding or thereafter issued and all of the rights and obligations of the Company and its stockholders pursuant to the Rights Agreement will terminate.

COMMON STOCK

      General. The Company is currently authorized to issue up to 400,000,000 shares of Common Stock. Immediately prior to the consummation of the Merger, the Charter will be amended and restated to, among other things, increase the number of authorized shares of Common Stock to 750,000,000. As of December 31, 1995, the Company had outstanding 250,516,074 shares of Common Stock and 4,414,830 shares held in its treasury. As of December 31, 1995, approximately 15,131,468 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options, under various employee or non-employee director incentive, compensation and stock purchase plans and under the Company's Dividend Reinvestment Plan and 50,170,882 shares were reserved for issuance upon exercise of an option granted to Chase in connection with the execution and delivery of the Merger Agreement.

      Dividend Rights. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full cumulative dividends on the shares of Preferred Stock have been paid.

      Voting Rights. Subject to the rights, if any, of the holders of any series of Preferred Stock, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote on each matter presented for a vote, including the election of directors. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

      Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

      Miscellaneous. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock. Chemical Mellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Common Stock.

PREFERRED STOCK

      General. Under the Charter, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 200,000,000 shares of Preferred Stock, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Company's Board of Directors or a duly authorized committee thereof. The Company may amend from time to time the Charter to increase the number of authorized shares of Preferred Stock in the manner provided in the Charter and the DGCL.

      As of December 31, 1995, the Company had outstanding six series of Existing Preferred Stock as follows: (i) 4,000,000 shares of 10.96% Preferred Stock (the "10.96% Preferred"); (ii) 14,000,000 shares of 8-3/8% Preferred Stock (the "8-3/8% Preferred"); (iii) 2,000,000 shares of 7.92% Cumulative Preferred Stock (the "7.92% Preferred"); (iv) 2,000,000 shares of 7.58% Cumulative Preferred Stock (the "7.58% Preferred"), (v) 2,000,000 shares of 7-1/2% Cumulative Preferred Stock (the "7-1/2% Preferred") and (vi) 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L (the "Series L Preferred"). In addition, as of December 31, 1995, 4,000,000 shares of Preferred Stock, designated as Junior Participating Preferred Stock, were reserved for issuance pursuant to the Rights Agreement described below under "Rights Plan". The shares of 7.92% Preferred, 7.58% Preferred and 7.50% Preferred are represented by Depositary Shares each representing 0.25 of a share.

         Pursuant to the Merger Agreement, each share of Preferred Stock of Chase outstanding immediately prior to the effective time of the Merger will be converted into one share of a newly-issued series of Merger Preferred Stock having substantially the same terms as the series of preferred stock of Chase being so converted.The Company's Board of

Directors has authorized the creation of the following series of Merger Preferred Stock in accordance with the terms of the Merger Agreement: (i) up to 5,600,000 shares of 10-1/2% Cumulative Preferred Stock of the Company (the "10-1/2% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 10-1/2% Series G, (ii) up to 4,000,000 shares of 9.76% Cumulative Preferred Stock of the Company (the "9.76% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 9.76% Series H, (iii) up to 8,000,000 shares of 10.84% Cumulative Preferred Stock of the Company (the "10.84% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 10.84% Series I, (iv) up to 6,000,000 shares of 9.08% Cumulative Preferred Stock of the Company (the "9.08% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 9.08% Series J, (v) up to 6,800,000 shares of 8-1/2% Cumulative Preferred Stock of the Company (the "8-1/2% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 8-1/2% Series K, (vi) up to 9,600,000 shares of 8.32% Cumulative Preferred Stock of the Company (the "8.32% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 8.32% Series L, (vii) up to 6,900,000 shares of 8.40% Cumulative Preferred Stock of the Company (the "8.40% Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, 8.40% Series M and (viii) up to 9,100,000 shares of Adjustable Rate Preferred Stock, Series N, of the Company (the "Series N Merger Preferred") issuable upon conversion in the Merger of Chase's Preferred Stock, Adjustable Rate Series N.

      Dividends. Each series of Preferred Stock (including, upon issuance, each series of Merger Preferred Stock) ranks on a parity as to dividends with each other series of Preferred Stock and all such series have a preference over the Common Stock with respect to the payment of dividends. Holders of Preferred Stock (including, upon issuance, the Merger Preferred Stock) of each series are entitled to receive, when, as and if declared by the Company's Board of Directors, out of assets of the Company legally available therefor, cumulative cash dividends. The amounts of the cumulative dividends on the Series L Preferred and the Series N Merger Preferred vary with the interest rates on certain U.S. Government obligations.

      Rights Upon Liquidation. Each series of Preferred Stock (including, upon issuance, each series of Merger Preferred Stock) ranks on a parity with each other series of Preferred Stock as to the distribution of assets in the event of a liquidation, dissolution or winding up of the Company, and all such series have a preference over the Common Stock with respect to any such distribution of assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock (including, upon issuance, the Merger Preferred Stock) will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of Preferred Stock upon liquidation, liquidating distributions as follows: (i) the holders of 7.92% Preferred, 7.58% Preferred, 7-1/2% Preferred and Series L Preferred are each entitled to receive a distribution of $100 per share plus, in each case, accrued and unpaid dividends, if any; and (ii) the holders of 10.96% Preferred, 8-3/8% Preferred and each series of Merger Preferred Stock are each entitled to receive a distribution of $25 per share plus, in each case, accrued and unpaid dividends, if any.

      Redemption. Each series of Preferred Stock (including, upon issuance, the Merger Preferred Stock) is redeemable at the option of the Company in each case at a redemption price equal to its liquidation value, plus accrued and unpaid dividends thereon, if any, to the date fixed for redemption, as follows:

                                                 REDEEMABLE ON
   SERIES OF PREFERRED STOCK                       OR AFTER
--------------------------------         -----------------------------
10.96% Preferred                                June 30, 2000
8-3/8% Preferred                                June 1, 1997
7.92% Preferred                                 October 1, 1997
7.58% Preferred                                 April 1, 1998
7-1/2% Preferred                                June 1, 1998
Series L Preferred                              June 30, 1999
10-1/2% Merger Preferred                        September 30, 1998
9.76% Merger Preferred                          September 30, 1999
10.84% Merger Preferred                         June 30, 2001
9.08% Merger Preferred                          March 31, 1997
8-1/2% Merger Preferred                         June 30, 1997
8.32% Merger Preferred                          September 30, 1997
8.40% Merger Preferred                          March 31, 1998
Series N Merger Preferred                       June 30, 1999


      Voting Rights. If at the time of any annual meeting of the Company's stockholders the equivalent of six quarterly dividends payable on any series of Preferred Stock (including, upon issuance, the Merger Preferred Stock) are in default, the number of directors of the Company will be increased by two and the holders of all outstanding series of Preferred Stock, voting as a single class without regard to series, will be entitled to elect those additional two directors at each such annual meeting.

      The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of Existing Preferred Stock, voting as a separate class, is required for any amendment of the Charter which would adversely affect the powers, preferences, privileges or rights of such series of Existing Preferred Stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the voting power of the outstanding shares of any series of Existing Preferred Stock and any other series of Preferred Stock ranking on a parity with such series of Existing Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, is required to create, authorize or issue, or reclassify any stock of the Company into, any additional class or series of stock ranking prior to such series of Existing Preferred Stock as to dividends or upon liquidation, or to create, authorize or issue any obligation or security convertible into or exercisable for any such prior ranking Preferred Stock.

      Each series of Merger Preferred Stock provides that the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of each series of Preferred Stock (including, upon issuance, the Merger Preferred Stock), voting as a separate class (with holders of each such series of Preferred Stock being entitled to cast one vote per share), will be required (a) to create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Charter so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock; provided that if such amendment shall not adversely affect all series of Preferred Stock, such amendment need only be approved by at least two-thirds of the holders of shares of all series of Preferred Stock adversely affected thereby.

      Miscellaneous. No series of Existing Preferred Stock is, and, upon issuance, no series of Merger Preferred Stock will be, convertible into shares of Common Stock or other securities. No series of Existing Preferred Stock is, and, upon issuance, no series of Merger Preferred Stock will be, subject to preemptive rights. Chemical Mellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Preferred Stock (including, upon issuance, the Merger Preferred Stock) and any Depositary Shares representing an interest therein.

SHAREHOLDERS' RIGHTS PLAN

      The Company adopted a shareholders' rights plan (the "Rights Plan") which was intended to protect stockholders in the event of unsolicited offers or attempts to acquire the Company. Pursuant to the Rights Plan, the Board of Directors of the Company declared a dividend distribution of one right (each a "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on April 24, 1989 and authorized the issuance of one Right (as adjusted pursuant to the Rights Agreement (as defined below)) for each share of Common Stock issued thereafter.

      The Rights were initially and will continue to be attached to all certificates representing Common Stock (including shares issued in the Merger). Pursuant to the Rights Agreement, upon the occurrence of certain unsolicited takeover attempts for the Company, the Rights would separate from the Common Stock and entitle the registered holders of such Rights to purchase from the Company units consisting of one one-hundredth of a share of Junior Participating Preferred Stock of the Company at a price of $150 per unit, subject to adjustment. In addition, pursuant to the Rights Agreement, upon the occurrence of certain events, the Rights would entitle the holders thereof (other than the potential acquiror and its affiliates) to receive, upon exercise, Common Stock or other property of the Company (or in certain cases the acquiring company in the takeover) valued at two times the exercise price of the Rights.

      The Rights Agreement provides that the Company, by action of its Board of Directors, may redeem the Rights in whole, but not in part, at a redemption price of $0.01 per Right. On January 19, 1996, the Company's Board of Directors announced its decision to redeem all Rights outstanding as of August 4, 1996, through the payment of the redemption price with respect to all such Rights to the holders of record thereof as of such date. As a result of such board action, the Rights now represent only the right of holders of record as of such record date to receive the redemption price with respect to the Rights. Upon payment of the redemption price, no Rights will thereafter be attached to the Common Stock then outstanding or thereafter issued, and all of the rights and obligations of the Company and its stockholders pursuant to the Rights Agreement will terminate.

      The description and terms of the Rights are set forth in the Rights Agreement, dated as of April 13, 1989 and amended on July 15, 1991 and August 27, 1995 (as so amended, the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent.

      The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without the approval of the Board of Directors of the Company unless the offer is conditioned on a substantial number of Rights being acquired.

                         FEDERAL INCOME TAX CONSEQUENCES

      Holders of Warrants will not recognize any gain or loss on the purchase of Common Stock for cash upon exercise of the Warrants. The tax basis of the Common Stock received will be equal to the tax basis, as adjusted, in the Warrants so exercised, plus the cash exercise price. The holding period of the Common Stock received will not include any period during which the Warrants were held, but instead will commence upon exercise of the Warrants. Holders of Warrants should consult their own tax advisors concerning the federal income tax consequences of the receipt, sale, exchange or other disposition of the Warrants or of the Common Stock issuable upon exercise thereof, and concerning their tax basis in the Warrants. Such holders should also consult their own tax advisors as to the tax treatment arising from the application of foreign, state or local tax laws and regulations.

                       VALIDITY OF SHARES OF COMMON STOCK

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York.

                                     EXPERTS


      The consolidated financial statements of the Company and Chase incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Chase's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 have been audited by Price Waterhouse LLP, independent accountants for each of the Company and Chase, and have been so incorporated in reliance on the reports of Price Waterhouse LLP set forth therein, given on the authority of such firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.................$25,629
Legal fees and expenses............................................. 25,000
Accounting fees and expenses..........................................5,000
Blue Sky fees and expenses...........................................20,000
Printing and engraving...............................................20,000
Miscellaneous....................................................... 10,000
                                                                   --------
                                                                   $105,629
                                                                   ========

      All of the above expenses except the Securities and Exchange Commission registration fee are estimated. All of the above expenses will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-Laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

      The Restated Certificate of Incorporation of Chemical Banking Corporation (the "Registrant") provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

      The Registrant's Restated Certificate of Incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

      The Registrant's Restated Certificate of Incorporation also empowers the Registrant by action of its Board of Directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or incurred by him in any such capacity arising out of his status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

      In addition, the Registrant's By-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The By-laws provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

      The Registrant's By-laws also provide that the Registrant may enter into contracts with any director, officer, employee or agent of the Registrant in furtherance of the indemnification provisions in the By-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

ITEM 16. EXHIBITS

      4.1 Restated Certificate of Incorporation of Chemical Banking Corporation (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking Corporation)

      4.2 Certificate of Designations of the Adjustable Rate Cumulative Preferred Stock, Series L, of Chemical Banking Corporation (incorporated by reference to Exhibit 2 of the Registration Statement on Form 8-A of Chemical Banking Corporation dated June 6, 1994)

      4.3 By-Laws of Chemical Banking Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking Corporation)

      4.4 Rights Agreement, dated as of April 13, 1989, between Chemical Banking Corporation and Chemical Bank (as successor rights agent to Harris Trust Company of New York) (incorporated by reference to
              Exhibit 1 to the Registration Statement on Form 8-A of Chemical Banking Corporation dated April 13, 1989)

      4.5 Form of Restated Certificate of Incorporation of The Chase Manhattan Corporation (incorporated by reference to Exhibit 5 to the Registration Statement on Form 8-A of Chemical Banking Corporation dated March 13, 1996 relating to Common Stock Subscription Warrants)

      4.6 Warrant Agreement between The Chase Manhattan Corporation and Mellon Securities Trust Company (incorporated by reference to Exhibit (4)(e) to the Registration Statement on Form S-3 of The Chase Manhattan Corporation (Reg. No. 33-63018) filed May 19,
              1993)

      4.7     Form of Warrant Certificate (incorporated by reference to Exhibit
              (4)(f) to the Registration Statement on Form S-3 of The Chase Manhattan Corporation (Reg. No. 33-63018) filed May 19, 1993)

    * 5 Opinion of Simpson Thacher & Bartlett regarding the legality of securities being issued

-------------------
* Previously filed
</R
                                      II-2

      23.1 Consent of Price Waterhouse as to the financial statements of Chemical Banking Corporation

      23.2 Consent of Price Waterhouse as to the financial statements of The Chase Manhattan Corporation

      23.3    Consent of Simpson Thacher & Bartlett (contained in exhibit 5)

   *  24      Powers of Attorney

ITEM 17. UNDERTAKINGS.

      (a)     The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

-----------------
* Previously filed
                                      II-3

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on March 21, 1996.


                                                    CHEMICAL BANKING CORPORATION


                                                     By   /s/ John B. Wynne
                                                       -------------------------
                                                      (John B. Wynne, Secretary)

      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in thec capacities and on the dates indicated.


         SIGNATURE                          TITLE                             DATE
         ---------                          -----                             ----
           *                Chairman, Chief Executive Officer and        March 21, 1996
------------------------                   Director
Walter V. Shipley

           *                        President and Director               March 21, 1996
------------------------
Edward D. Miller

           *                               Director                      March 21, 1996
------------------------
Frank A. Bennack, Jr.

           *                               Director                      March 21, 1996
------------------------
Michel C. Bergerac

           *                               Director                      March 21, 1996
------------------------
Randolph W. Bromery

           *                               Director                      March 21, 1996
------------------------
Charles W. Duncan, Jr.

           *                               Director                      March 21, 1996
------------------------
Melvin R. Goodes

           *                               Director                      March 21, 1996
------------------------
George V. Grune

           *                               Director                      March 21, 1996
------------------------
William B. Harrison, Jr.

           *                               Director                      March 21, 1996
------------------------
Harold S. Hook

         SIGNATURE                          TITLE                             DATE
         ---------                          -----                             ----
               *                         Director                                    March 21, 1996
------------------------
    J. Bruce Llewellyn

               *                         Director                                    March 21, 1996
------------------------
    John P. Mascotte

               *                         Director                                    March 21, 1996
------------------------
    John F. McGillicuddy

               *                         Director                                    March 21, 1996
------------------------
    Andrew C. Sigler

               *                         Director                                    March 21, 1996
------------------------
    Michael I. Sovern

               *                         Director                                    March 21, 1996
------------------------
    John R. Stafford

               *                         Director                                    March 21, 1996
------------------------
    W. Bruce Thomas

               *                         Director                                    March 21, 1996
------------------------
    Marina v.N. Whitman

               *                         Director                                    March 21, 1996
------------------------
    Richard D. Wood

               *                 Executive Vice President                            March 21, 1996
------------------------       and Chief Financial Officer
    Peter J. Tobin            (Principal Financial Officer)

               *                        Controller                                   March 21, 1996
------------------------        (Chief Accounting Officer)
    Joseph L. Sclafani


* John B. Wynne hereby signs this Amendment on March 21, 1996, on behalf of each of the above-named Directors and Officers of the Registrant above whose typed names asterisks appear, pursuant to powers of attorney duly executed by such Directors and Officers and filed with the Securities and Exchange Commission as exhibits to this Amendment.

                                                     /s/ John B. Wynne
                                                     ----------------------
                                                          John B. Wynne
                                                          Attorney-in-fact

                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER        DESCRIPTION                                                                                    PAGE NO.
      ------        -----------                                                                                    --------

  4.1               Restated Certificate of Incorporation of Chemical Banking Corporation
                    (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking Corporation)


  4.2               Certificate of Designations of the Adjustable Rate Cumulative Preferred Stock,
                    Series L, of Chemical Banking Corporation (incorporated by reference to Exhibit
                    2 of the Registration Statement on Form 8-A of Chemical Banking Corporation
                    dated June 6, 1994)


  4.3               By-Laws of Chemical Banking Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K dated December 31,
                    1993 of Chemical Banking Corporation)


  4.4               Rights Agreement, dated as of April 13, 1989, between Chemical Banking
                    Corporation and Chemical Bank (as successor rights agent to Harris Trust
                    Company of New York) (incorporated by reference to Exhibit 1 to the
                    Registration Statement on Form 8-A of Chemical Banking Corporation dated April
                    13, 1989)


  4.5               Form of Restated Certificate of Incorporation of The Chase Manhattan Corporation
                    (incorporated by reference to Exhibit 5  to the Registration Statement on Form 8-A
                    of Chemical Banking Corporation dated March 13, 1996 relating to Common Stock
                    Subscription Warrants)


  4.6               Warrant Agreement between The Chase Manhattan Corporation and Mellon
                    Securities Trust Company (incorporated by reference to Exhibit (4)(e) to the
                    Registration Statement on Form S-3 of The Chase Manhattan Corporation (Reg.
                    No. 33-63018) filed May 19, 1993)


  4.7               Form of Warrant Certificate (incorporated by reference to Exhibit (4)(f) to the
                    Registration Statement on Form S-3 of The Chase Manhattan Corporation
                    (Reg. No. 33-63018) filed May 19, 1993)

* 5                 Opinion of Simpson Thacher & Bartlett regarding the legality of securities being issued

  23.1              Consent of Price Waterhouse as to the financial statements of Chemical Banking
                    Corporation

  23.2              Consent of Price Waterhouse as to the financial statements of The Chase Manhattan
                    Corporation

  23.3              Consent of Simpson Thacher & Bartlett (contained in exhibit 5)

* 24                Powers of Attorney

------------------------------
* Previously Filed